Exhibit 10.1

PARKWAY PROPERTIES, INC.
2003 EQUITY INCENTIVE PLAN
Incentive Restricted Share Agreement

GEAR UP Plan

                                                                                                                                                            June 27, 2006

Dear ______:

We are pleased to notify you that the Committee under the Parkway Properties, Inc. 2003 Equity Incentive Plan (the "Incentive Plan") has designated you as the recipient of a grant of Restricted Shares, as part of the Company's GEAR UP Plan.  This letter, once signed by you, will constitute your Incentive Restricted Share agreement.  The grant is subject to your entry into this agreement.

1.                  The number of Incentive Restricted Shares covered by the grant is _____, and the date of the grant is July 1, 2006.

2.                  When a term defined in the Incentive Plan is used in this agreement, the definition given in the Incentive Plan will apply for the purposes of this agreement.

3.                  Your interest in the Incentive Restricted Shares is forfeitable and will become nonforfeitable ("vested") only upon the satisfaction of the cumulative adjusted funds available for distribution ("FAD") goal set out in paragraph 3(a) and the service condition set out in paragraph 3(b), and then your interest will be vested only to the extent provided in paragraph 3(c).

(a)                Cumulative Adjusted FAD Goal.  The Company will satisfy the cumulative adjusted FAD goal if the Compensation Committee determines and certifies that the Company's cumulative adjusted FAD for the years 2006, 2007, and 2008 is not less than $7.18 per diluted Share.

(b)               Service Condition.  You will satisfy the service condition if either:

(i)                  you remain in the employ of the Company or a Subsidiary on January 10, 2009, or

(ii)                your employment with the Company and its Subsidiaries terminates before January 10, 2009, by reason of your death or Permanent Disability.

(c)                Extent of Vesting.

(i)                  If the Company satisfies the FAD goal, and you satisfy the service condition set out in paragraph 3(b)(i) (that is, you remain employed on January 10, 2009), your interest in all Incentive Restricted Shares will vest on that date.

(ii)                If the Company satisfies the FAD goal, and you satisfy the service condition set out in paragraph 3(b)(ii) (that is, your employment terminates by reason of your death or Permanent Disability before January 10, 2009), your interest in a portion of the Incentive Restricted Shares will become vested on January 10, 2009.  The portion in which your interest will become vested will be calculated by multiplying (i) the number of the Incentive Restricted Shares, by (ii) 33.33 percent multiplied by the number of full 12-month periods elapsed after December 31, 2005, and before the termination of your employment.

4.                  (a)        For the purposes of this agreement:

(i)                  The Company's cumulative adjusted FAD is the sum of the adjusted FAD for the three years 2006, 2007, and 2008.

(ii)                The Company's adjusted FAD for a given year is the Company's adjusted funds from operations ("adjusted FFO") for that year, modified by the adjustments made to FFO to arrive at the FAD that is reported to the public.  Currently, these include adjustments for straight-line rents, amortization of restricted stock and share equivalents, and capital expenditures (not including upgrades on acquisitions), and to record the Company's share of these items from unconsolidated joint ventures and to remove the minority interest holders' share of these items from consolidated joint ventures and the fund.  The Board of Directors will, in its sole discretion, determine the appropriate adjustments to be made to arrive at FAD for each year, which adjustments may change from year to year.

(iii)               The Company's FFO for a given year will be that reported to the public, measured in accordance with the definition of FFO adopted by the National Association of Real Estate Investment Trusts ("NAREIT"), as in effect on January 1, 2006.  The Company's adjusted FFO for a given year will be its FFO for the year, modified to eliminate the effect of certain accounting adjustments that the Compensation Committee determines do not reflect the economic results of operating real estate, currently including:  the amortization of above or below market leases, charges for impairment of value of real estate, expenses related to the early extinguishment of debt, the expense of original issue cost associated with redemption of preferred stock, and gain or loss on sales.  The Compensation Committee may, in its sole discretion, elect to adjust FFO for other accounting items that arise during 2006, 2007, or 2008 and that the Compensation Committee determines do not reflect the results of operating real estate.  In addition, adjusted FFO will not reflect any expense related to the issuance of performance-based restricted stock.

                                    If NAREIT changes the definition of FFO, the Compensation Committee may, in its discretion, adopt the changed definition for the purposes of this agreement, provided that if the changed definition is adopted, the goal set out in paragraph 3(a) will be adjusted to the extent the Committee determines appropriate so that the goal is reasonably equivalent as related to the original and changed definitions of FFO.

(iv)              The number of diluted Shares used in the calculation of adjusted FAD per diluted Share will be the number of shares of the Company's $0.001 par value common stock outstanding on the last business day of a given year, as calculated under generally accepted accounting principles.

(b)               The Committee will make its determinations regarding the cumulative adjusted FAD goal set out in paragraph 3(a) only after completion of the audited financial statements for the Company for 2008.  The Committee will certify its determination.

(c)                If there is a change in the capital structure of the Company or merger or other event described in the first or last paragraph of Section 16 of the Incentive Plan, the Committee shall make appropriate adjustments to the goal set out in paragraph 3(a).

(d)               The determination of the Committee will be final and binding on you, the Company, and any other interested party.

5.                  The period beginning on the date of grant during which your interest in Incentive Restricted Shares remains forfeitable is called the Restricted Period.  During the Restricted Period with respect to Incentive Restricted Shares the Company will hold the certificate for those Incentive Restricted Shares, and you may not assign or otherwise transfer those Incentive Restricted Shares or any interest in those Incentive Restricted Shares.  You may, however, vote the Incentive Restricted Shares.  During the Restricted Period with respect to Incentive Restricted Shares, the Company will credit a bookkeeping account with dividend equivalents, which will be amounts equal to the dividends payable with respect to the Incentive Restricted Shares, and the amount of those dividends will be payable only as provided in paragraph 6.

6.                  If your interest in any Incentive Restricted Shares becomes vested under paragraph 3, the Company will deliver a certificate for the number of Incentive Restricted Shares in which your interest becomes vested and pay the dividend equivalents credited to your account under paragraph 5 with respect to those Incentive Restricted Shares.  The Company will make the delivery and payment as soon as practicable after the later of (i) January 10, 2009, and (ii) the Committee's certification of its determination regarding the cumulative adjusted FAD goal, to you or, in the event of your death, to your estate or the person to whom your rights are transferred by will or under the laws of descent and distribution, subject to satisfaction of any federal, state, and local income and employment tax withholding obligation incurred by the Company.

7.                  The Company will deduct from any payment of dividend equivalents the amount of tax it is obliged to withhold with respect to the payment.  You or, in the event of your death, the person to whom Shares will be delivered may make provision for payment of any tax the Company is obliged to withhold in connection with the vesting of your interest or the delivery of the Shares, by making payment to the Company in cash or by authorizing the Company to retain a number of Shares having a Fair Market Value on the date the tax is to be determined equal to the amount of the withholding obligation.  The Company may elect in its discretion to retain Shares from the number deliverable, to satisfy its withholding obligation.

8.                  The Company has provided you with a copy of the Incentive Plan, which describes certain terms, conditions, restrictions, and limits on the Incentive Restricted Shares granted to you.  In addition to being subject to the terms of this agreement, the grant to you is subject to the terms, conditions, restrictions, and limits set forth in the Incentive Plan, as if they were set forth in full in this agreement, including the following:

(a)                If your employment with the Company and its Subsidiaries terminates for any reason other than death or Permanent Disability before January 10, 2009, you will forfeit, as of the date of the termination of your employment, your interest in all Incentive Restricted Shares.

(b)               If your employment with the Company and its Subsidiaries terminates by reason of your death or Permanent Disability before January 10, 2009, you will forfeit on the date of termination your interest in all Incentive Restricted Shares other than any Incentive Restricted Shares in which your interest may become vested pursuant to paragraph 3(c)(ii).

(c)                If the Company does not satisfy the cumulative adjusted FAD goal set out in paragraph 3(a), you, or in the event of your death, your estate or the person to whom your rights are transferred by will or under the laws of descent and distribution, will forfeit your interest in all Incentive Restricted Shares other than any already forfeited as described in paragraph 8(b).

Upon a forfeiture, all interest in the affected Incentive Restricted Shares and in the dividend equivalents attributable to those Shares will automatically revert to the Company.

PARKWAY PROPERTIES, INC.

By __________________________________

                        By executing this agreement, I acknowledge receipt of a copy of the Parkway Properties, Inc. 2003 Equity Incentive Plan and agree to be bound by the terms and conditions of the Incentive Plan and this agreement.  I also agree to follow any guidelines promulgated by the Company from time to time for the ownership and retention of Shares by directors, officers, and executives, as applicable to me.

Date:  _____________, 2006                          _____________________________________